Exhibit 3.5

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

1.	Interpretation

(1)	For the purposes of these share provisions:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus Exemptions, as amended; provided, however, that Founder and his Permitted Transferees shall not be considered to be an affiliate of SPAC, CallCo or ExchangeCo for the purposes hereof.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the Principal Exchange) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement.

“Arrangement Effective Date” means the date the Arrangement becomes effective, as shown on the Certificate of Arrangement.

“Articles of Arrangement” means the articles of arrangement of Rumble in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to Rumble and SPAC, each acting reasonably.

“Board of Directors” means the board of directors of ExchangeCo.

“Business Combination Agreement” means the business combination agreement made as of December 1, 2021 between SPAC and Rumble (including the Exhibits thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

“business day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

“Callco” means 1000045707 Ontario Inc., a corporation incorporated under the laws of Ontario, and any successor thereto.

“Callco Call Notice” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“certificate” means a share certificate or written evidence of book-entry issuance, evidencing ownership of a share.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Common Shares” means the common shares in the capital of ExchangeCo.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Current Market Price” means, in respect of a SPAC Share on any date, the closing price of one SPAC Share on the Principal Exchange on such date; provided, however, that if the SPAC Shares are for any reason not trading on the Principal Exchange at the relevant time, then the Current Market Price of a SPAC Share shall be determined by the board of directors of the SPAC acting in good faith and based upon the advice of such qualified independent financial advisors as the board of directors of SPAC may deem to be appropriate; and provided further that any such selection, opinion or determination by the board of directors of SPAC shall be conclusive and binding, absent manifest error.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco or ExchangeCo from such holder pursuant to Section 5, Section 6 or Section 7.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo and in respect of which the Board of Directors determines in good faith that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the SPAC Shares is maintained for the holders of Exchangeable Shares (other than SPAC and its affiliates).

“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of ExchangeCo, having the rights, privileges, restrictions and conditions set forth herein.

“ExchangeCo” means 1000045728 Ontario Inc., a corporation incorporated under the laws of Ontario and the issuer of the Exchangeable Shares pursuant to the Arrangement, and any successor thereto.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the SPAC Shares.

“Final Order” means the final order of the Court pursuant to section 182 of the OBCA approving the Arrangement.

“Founder” means Christopher Pavlovski.

“holder” means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of ExchangeCo in respect of the Exchangeable Shares.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Liquidation Amount” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Call Right” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Date” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Marketable Securities” shall mean SPAC Shares that are (a) listed and traded on a Permitted Exchange, (b) not subject to any “lock-up” restrictions on transferability, and (c) are either (i) freely transferable pursuant to Rule 144 of the Securities Act (without being subject to any volume restrictions set forth in Rule 144(e)), Rule 145 of the Securities Act, or any other applicable rule or law or (ii) currently the subject of an effective Securities Act resale registration statement or the issuance thereof has been registered under the Securities Act.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Other Corporation” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions. “Other Shares” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Permitted Exchange” means the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors).

“Permitted Transferee” has the meaning ascribed thereto in the SPAC Charter.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement to which these share provisions are attached proposed under Section 182 of the OBCA, and any amendments or variations made in accordance with Section 10.11 of the Business Combination Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court with the consent of SPAC and Rumble, each acting reasonably.

“Principal Exchange” means The New York Stock Exchange, The NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors), to the extent the SPAC Shares are then listed thereon.

“Purchase Price” has the meaning ascribed thereto in Section 6(3)) of these share provisions.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 7(3) of these share provisions.

“Redemption Call Right” has the meaning ascribed thereto in Section 7(3) of these share provisions.

“Redemption Date” means the date established by the Board of Directors for the redemption by ExchangeCo of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders pursuant to Section 7 of these share provisions, which date shall be no earlier than the date upon which one of the following is applicable:

(a)	the date upon which fewer than five percent (5%) of the Exchangeable Shares issued pursuant to the Plan of Arrangement remain outstanding (other than Exchangeable Shares held by SPAC and its affiliates), as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares;

(b)	the date upon which a SPAC Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable (taking into account the terms of the SPAC Control Transaction proposed by any relevant counterparty and on which such proposal is conditioned) to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such SPAC Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders is necessary to enable the completion of such SPAC Control Transaction in accordance with its terms, the Redemption Date shall be a date set by the Board of Directors within 90 days of the SPAC Control Transaction, and provided that the Board of Directors shall provide such number of days’ prior written notice to the holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)	the date upon which an Exchangeable Share Voting Event that is not an Exempt Exchangeable Share Voting Event is proposed and (i) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event or the holders of the Exchangeable Shares do take the necessary action but, in connection therewith, the holders of more than 10% of the outstanding Exchangeable Shares (other than those held by SPAC and its affiliates) exercise rights of dissent under the OBCA, and (ii) the Board of Directors determines in good faith that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the later of the events described in (i) and (ii) above occur;

(d)	the date upon which an Exempt Exchangeable Share Voting Event is proposed and holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action; or

(e)	the date upon which the Income Tax Act (Canada) is amended to permit the holders of Exchangeable Shares to effect an exchange for SPAC Shares without creating a taxable event under the Income Tax Act (Canada) for the holders of Exchangeable Shares.

“Redemption Price” has the meaning ascribed thereto in Section 7(1) of these share provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 6(1)(a) of these share provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 6(1)(c) of these share provisions.

“Retraction Date” has the meaning ascribed thereto in Section 6(1)(b) of these share provisions.

“Retraction Price” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Retraction Request” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Rumble” means Rumble Inc., a corporation incorporated under the laws of Ontario.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Commissions” means the securities regulatory authorities in each of the provinces of Canada.

“Selling Shareholder” means a holder of Exchangeable Shares, other than SPAC or its affiliates.

“SPAC” means CF Acquisition Corp. VI, a corporation incorporated under the laws of Delaware.

“SPAC Charter” means the Second Amended and Restated Certificate of Incorporation of SPAC, as amended and restated from time to time.

“SPAC Control Transaction” means any transaction or event whereby:

(a)	any person, or group of persons acting jointly or in concert, acquires, directly or indirectly, whether by way of take-over bid, tender offer or otherwise, any voting securities of SPAC and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all the then outstanding voting securities of SPAC; provided, however, that an acquisition completed by Founder and/or his Permitted Transferees that may otherwise fall within this provision (a) shall not constitute a SPAC Control Transaction for the purposes hereof unless Founder and/or his Permitted Transferees consummate a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act following which the SPAC Shares are longer be listed on any Permitted Exchange or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, in which case such transaction shall be considered a SPAC Control Transaction;

(b)	the shareholders of a SPAC approve a merger, consolidation, recapitalization or reorganization of SPAC, other than any such transaction which would result in the holders of outstanding voting securities of SPAC immediately prior to such transaction directly or indirectly (including through one or more holding or intermediate companies) owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(c)	the shareholders of SPAC approve a liquidation of SPAC; or

(d)	SPAC sells or disposes of all or substantially all of its assets.

“SPAC Dividend Declaration Date” means the date on which the board of directors of SPAC declares any dividend or other distribution on the SPAC Shares that would require ExchangeCo to make a corresponding payment to be made in respect of the Exchangeable Shares.

“SPAC Shares” means the Class A common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“SPAC Class C Common Stock” means the Class C common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“Support Agreement” means the exchange and support agreement dated the Arrangement Effective Date made between SPAC, Callco, ExchangeCo and the holders of Exchangeable Shares, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Transfer” includes the making of any sale, exchange, assignment, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other interest in Exchangeable Shares, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to Exchangeable Shares.

“Transfer Agent” means Computershare Investor Services Inc., a third party transfer agent or such other person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

2.	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares with respect to (i) the payment of dividends to the extent provided in Section 3 of these share provisions, and (ii) the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to the extent provided in Section 5 of these share provisions.

3.	Dividends

(1)	A holder of an Exchangeable Share shall be entitled to receive, and the Board of Directors shall, on each SPAC Dividend Declaration Date, subject to applicable law, declare a dividend on each Exchangeable Share:

(a)	in the case of a cash dividend declared on the SPAC Shares, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each SPAC Share on the SPAC Dividend Declaration Date;

(b)	in the case of a stock dividend declared on the SPAC Shares to be paid in SPAC Shares, by the issue or transfer by ExchangeCo of such number of Exchangeable Shares on each Exchangeable Share as is equal to the number of SPAC Shares to be paid on each SPAC Share unless, in lieu of such stock dividend, ExchangeCo elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(4) hereof) subdivision of the outstanding Exchangeable Shares; or

(c)	in the case of a dividend declared on the SPAC Shares in property other than cash or SPAC Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (to be determined by the Board of Directors as contemplated by Section 3(4) hereof) to the type and amount of property declared as a dividend on each SPAC Share.

The holders of Exchangeable Shares shall not be entitled to any dividends other than, or in excess of, the dividends referred to in this Section 3(1).

(2)	The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3(1) hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the SPAC Shares. Any such dividends shall be paid out of money, assets or property of ExchangeCo properly applicable to the payment of dividends, or out of authorized but unissued shares of ExchangeCo, as applicable, in accordance with Section 3(3) hereof. If on any payment date for any dividends declared on the Exchangeable Shares under Section 3(1) hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which ExchangeCo shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

(3)	Cheques of ExchangeCo payable at par at any branch of the bankers of ExchangeCo shall be issued in respect of any cash dividends contemplated by Section 3(1)(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends contemplated by Section 3(1)(b) hereof or any subdivision of the Exchangeable Shares under Section 3(1)(b) hereof, and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3(1)(c) hereof shall be issued, distributed or transferred by ExchangeCo in such manner as it shall determine and the issuance, distribution or transfer thereof by ExchangeCo to each holder of an Exchangeable Share in accordance with the foregoing shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against ExchangeCo any dividend that is represented by a cheque that has not been duly presented to ExchangeCo’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(4)	The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of these share provisions, including Section 3(1) hereof, and each such determination shall be conclusive and binding on ExchangeCo and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in SPAC Shares, the number of such shares issued in proportion to the number of SPAC Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price on the last business day prior to such distribution;

(c)	in the case of the issuance or distribution of any other form of property (including any shares or securities of SPAC of any class other than SPAC Shares, any rights, options or warrants other than those referred to in Section 3(4)(b) hereof, any evidences of indebtedness of SPAC or any assets of SPAC), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SPAC Share and the Current Market Price of a SPAC Share on the last business day prior to such issuance or distribution; and

(d)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of SPAC Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.	Certain Restrictions

(1)	So long as any Exchangeable Shares are outstanding (other than any Exchangeable Shares held by SPAC and its affiliates), ExchangeCo shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions:

(a)	pay any dividends on the Common Shares, other than stock dividends payable in Common Shares;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares; or

(c)	issue any Exchangeable Shares or any other shares of ExchangeCo ranking equally with or superior to the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

The restrictions in Sections 4(1)(a), 4(1)(b) and 4(1)(c) hereof shall not apply if all dividends on the outstanding Exchangeable Shares payable in accordance with Section 3(1) hereof prior to such time have been declared and paid on the Exchangeable Shares.

(2)	So long as any Exchangeable Shares are held by any person other than SPAC or its affiliates, ExchangeCo shall not without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions, voluntarily liquidate, dissolve, wind-up or distribute its assets among its shareholders for the purposes of winding up its affairs.

5.	Distribution on Liquidation

(1)	In the event of the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, subject to the exercise by Callco of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of ExchangeCo in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or other distribution, before any distribution of any part of the assets of ExchangeCo among the holders of the Common Shares, an amount per share (the “Liquidation Amount”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Amount shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder one SPAC Share, plus an amount equal to the Dividend Amount, if any.

(2)	Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to purchase from all but not less than all of the Selling Shareholders on the Liquidation Date all but not less than all of the Exchangeable Shares held by each Selling Shareholder on payment by Callco of an amount per Exchangeable Share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Call Purchase Price shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) plus the Dividend Amount, if any, in accordance with Section 5(4) hereof.

(3)	To exercise the Liquidation Call Right, Callco must notify ExchangeCo and the Transfer Agent, as agent for the holders of Exchangeable Shares, of Callco’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, and at least five business days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs. The Transfer Agent shall notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco.

(4)	If Callco exercises the Liquidation Call Right, then on the Liquidation Date (i) Callco shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to Callco, all of the outstanding Exchangeable Shares held by such Selling Shareholder for a price per share equal to the Liquidation Call Purchase Price, and (ii) ExchangeCo shall have no obligation to pay any Liquidation Amount (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by Callco. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, direct registration advices or book entry notations representing the aggregate number of SPAC Shares which Callco shall deliver or cause to be delivered pursuant to Section 5(2) hereof and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that Callco has complied with the immediately preceding sentence, on and after the Liquidation Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, unless payment of the aggregate Liquidation Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 5(4), in which case the rights of such Selling Shareholders shall remain unaffected until the aggregate Liquidation Call Purchase Price has been paid to them in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter, the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SPAC Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and, if and when received by the Transfer Agent , all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Liquidation Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

(5)	On or promptly after the Liquidation Date, and provided the Liquidation Call Right has not been exercised by Callco, ExchangeCo shall pay or cause to be paid to the Selling Shareholders the Liquidation Amount for each Exchangeable Share held by them upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require, at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the Selling Shareholders. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by transferring or causing to be transferred to each Selling Shareholder the SPAC Shares to which such holder is entitled (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance) and a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in respect of the Dividend Amount, if any, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Liquidation Date, the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Liquidation Amount without interest, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of such Selling Shareholders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited with, the Transfer Agent the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a Selling Shareholder after such deposit shall be limited to receiving its proportionate part of the Liquidation Amount for such Exchangeable Shares so deposited, without interest, and when received by the Transfer Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(6)	After ExchangeCo or Callco, as the case may be, has satisfied its obligations to pay to holders of Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5(4) or Section 5(5) hereof, as applicable, such holders shall not be entitled to share in any further distribution of the assets of ExchangeCo.

6.	Retraction of Exchangeable Shares by Holder

(1)	A Selling Shareholder shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with, and subject to, the provisions of this Section 6, to require ExchangeCo to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share (the “Retraction Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Retraction Date, plus the Dividend Amount, if any, which Retraction Price shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder, on the designated payment date therefor, one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share presented and surrendered by the holder, together with the Dividend Amount, if any. To effect such redemption, the Selling Shareholder shall present and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have ExchangeCo redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule "A" hereto or in such other form as may be acceptable to ExchangeCo:

(a)	specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by ExchangeCo;

(b)	stating the business day on which the holder desires to have ExchangeCo redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be as soon as practicable and no later than seven business days after the date on which the Retraction Request is received by ExchangeCo and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the seventh business day after the date on which the Retraction Request is received by ExchangeCo and subject also to Section 6(9); and

(c)	acknowledging the overriding right (the “Retraction Call Right”) of Callco to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6(3) hereof.

(2)	Provided that Callco has not exercised the Retraction Call Right, upon receipt by ExchangeCo or the Transfer Agent in the manner specified in Section 6(1) hereof of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall pay or cause to be paid to such holder, in accordance with Section 6(5) hereof, the aggregate Retraction Price to which such holder is entitled. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued by ExchangeCo to the holder at the expense of ExchangeCo.

(3)	Subject to the provisions of this Section 6, upon receipt by ExchangeCo of a Retraction Request, ExchangeCo shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify ExchangeCo of its determination to do so (the “Callco Call Notice”) within five business days of notification to Callco by ExchangeCo of the receipt by ExchangeCo of the Retraction Request. If Callco does not so notify ExchangeCo within such five business day period, then (i) ExchangeCo shall notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right, and (ii) provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares on the Retraction Date in the manner otherwise contemplated in this Section 6.

(4)	If Callco delivers the Callco Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, ExchangeCo shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share. For the purpose of completing a purchase pursuant to the Retraction Call Right, on the Retraction Date, Callco shall deliver or cause to be delivered to the holder of the Retracted Shares, in accordance with Section 6(5) hereof, the Purchase Price to which such holder is entitled. Provided that Callco has complied with the immediately preceding sentence, (i) the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to occur as at the close of business on the Retraction Date, and (ii) no redemption by ExchangeCo of such Retracted Shares shall take place on the Retraction Date and ExchangeCo shall no longer be obligated to pay the Retraction Price (including, for the avoidance of doubt, the Dividend Amount, if any) in respect of such Retracted Shares to the holder of the Retracted Shares.

(5)	ExchangeCo or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to a Selling Shareholder (i) written evidence of the book entry issuance in uncertificated form of the SPAC Shares to which the Selling Shareholder is entitled in respect of such Selling Shareholder’s Retracted Shares pursuant to this Section 6 (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares deliverable in connection with such Retraction Request are Marketable Securities and the Transfer Agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, ExchangeCo or Callco, as the case may be, shall request that the Transfer Agent, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled pursuant to this Section 6 to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC); and (ii) if applicable, and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of ExchangeCo or Callco, as applicable, representing the aggregate Dividend Amount, in payment of the Retraction Price or the Purchase Price, as the case may be, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such SPAC Shares and cheques on behalf of ExchangeCo or by Callco, as the case may be, by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price or Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax Agency).

(6)	On and after the close of business on the Retraction Date, the former holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Retraction Price or Purchase Price, as the case may be, without interest, unless upon presentation and surrender of certificates in accordance with the foregoing provisions payment of the Retraction Price or the Purchase Price, as the case may be, shall not be made as provided in Section 6(5) hereof, in which case the rights of such holder shall remain unaffected until the Retraction Price or the Purchase Price, as the case may be, has been paid in the manner hereinbefore provided.

(7)	Notwithstanding any other provision of this Section 6, ExchangeCo shall not be obligated to redeem any Retracted Shares specified by a Selling Shareholder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If ExchangeCo believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to such Retracted Shares, ExchangeCo shall only be obligated to redeem any Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the Selling Shareholder at least two business days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by ExchangeCo. In any case in which the redemption by ExchangeCo of all of the Retracted Shares specified in one or more Retraction Request would be contrary to solvency requirements or other provisions of applicable law, ExchangeCo shall redeem any Retracted Shares specified in any such Retraction Requests on a pro rata basis and shall issue to each holder of such Retracted Shares a new certificate, at the expense of ExchangeCo, representing the Retracted Shares not redeemed by ExchangeCo.

(8)	A holder of Retracted Shares may, by notice in writing given by the holder to ExchangeCo at least five (5) business days prior to the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

(9)	Notwithstanding any other provision of this Section 6, if:

(a)	exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require ExchangeCo to redeem any Exchangeable Shares pursuant to this Section 6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the Principal Exchange to the listing and trading (subject to official notice of issuance) of the SPAC Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(b)	as a result of (a) above, it would not be practicable (notwithstanding the reasonable endeavours of SPAC) to obtain such approvals in time to enable all or any of such SPAC Shares to be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) when so delivered, such Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the second business day immediately following the date the approvals referred to in Section 6(9)(a) are obtained, and references in these share provisions to such Retraction Date shall be construed accordingly.

7.	Redemption of Exchangeable Shares by ExchangeCo

(1)	ExchangeCo shall, at least 60 days before any Redemption Date (other than a Redemption Date established in connection with a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each Selling Shareholder a notice in writing of the redemption by ExchangeCo of all of the Exchangeable Shares held by such Selling Shareholders. In the case of a Redemption Date established in connection with a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by ExchangeCo shall be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In such latter case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

(2)	Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, ExchangeCo shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares held by the Selling Shareholders for an amount per share (the “Redemption Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Price shall be satisfied in full by ExchangeCo causing to be delivered to each Selling Shareholder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share held by such Selling Shareholder, together with an amount in cash equal to the Dividend Amount, if any.

(3)	Notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Section 7(1), Callco shall have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the Selling Shareholders on the Redemption Date all but not less than all of the Exchangeable Shares held by the Selling Shareholders on payment by Callco to each Selling Shareholder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Call Purchase Price shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SPAC Share plus the Dividend Amount, if any, in accordance with Section 7(5) hereof.

(4)	To exercise the Redemption Call Right, Callco must notify ExchangeCo and the Transfer Agent of Callco’s intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Callco shall so notify ExchangeCo and the Transfer Agent on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco.

(5)	If Callco exercises the Redemption Call Right, then on the Redemption Date (i) Callco shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to Callco, all of the outstanding Exchangeable Shares held by such Selling Shareholders for a price per share equal to the Redemption Call Purchase Price (to be satisfied in the form of SPAC Shares plus a cheque(s) in respect of any Dividend Amount as specified below), and (ii) ExchangeCo shall have no obligation to pay any Redemption Price (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by Callco. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, direct registration advices or book entry notations representing the aggregate number of SPAC Shares which Callco shall deliver or cause to be delivered pursuant to Section 7(3) hereof and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that Callco has complied with the immediately preceding sentence, on and after the Redemption Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price without interest, unless payment of the aggregate Redemption Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 7(5), in which case the rights of the holders shall remain unaffected until the aggregate Redemption Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SPAC Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and, if and when received by the Transfer Agent, all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Redemption Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

(6)	On or after the Redemption Date and provided that the Redemption Call Right has not been exercised by Callco, ExchangeCo shall pay or cause to be paid to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require. Payment of the Redemption Price for such Exchangeable Shares shall be made by transferring or causing to be issued or transferred to each holder the SPAC Shares to which such holder is entitled and by delivering to such holder, on behalf of ExchangeCo, written evidence of the book entry issuance in uncertificated form of SPAC Shares (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo), and, if applicable, a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in payment of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Redemption Price without interest, unless payment of the Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to transfer or cause to be issued or transferred to, and deposited with, the Transfer Agent named in such notice the Redemption Price for the Exchangeable Shares so called for redemption, or such portion of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, less any amounts withheld on account of tax required to be deducted and withheld therefrom, such aggregate Redemption Price to be held by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the aggregate Redemption Price for such Exchangeable Shares, without interest, and if and when received by the Transfer Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the later of the date of such deposit and the Redemption Date and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

8.	Purchase for Cancellation

Subject to applicable law, ExchangeCo may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

9.	Voting Rights

Except as required by applicable law and by Section 11 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of ExchangeCo or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law. For greater certainty, the holders of the Exchangeable Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of SPAC or to vote at any such meeting.

10.	Tax Matters

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to USD $10.00.

11.	Amendment and Approval

(1)	The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(2)	Subject to Section 11(3), any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a written resolution in accordance with applicable law or a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the chair of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

(3)	Unless a higher approval threshold is required under applicable law, any consent, approval or waiver by the holders of Exchangeable Shares contemplated by these share terms may be given by a written resolution signed by not less than two-thirds of the holders of the Exchangeable Shares at the relevant time (excluding any Exchangeable Shares owned by SPAC or its affiliates).

12.	Reciprocal Changes, etc. in respect of SPAC Shares

(1)	Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)	issue or distribute SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to the holders of all or substantially all of the then outstanding SPAC Shares by way of stock dividend or other distribution, other than an issue of SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to holders of SPAC Shares (i) who exercise an option to receive dividends in SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SPAC Shares entitling them to subscribe for or to purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) other than pursuant to the issuance and distribution to holders of SPAC Shares of rights to purchase equity securities of SPAC under a “poison pill” or similar shareholder rights plan (and upon exchange of Exchangeable Shares for SPAC Shares, such SPAC Shares shall be issued together with a corresponding right under such plan); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding SPAC Shares:

(i)	shares or securities of SPAC of any class (other than SPAC Shares or securities convertible into or exchangeable for or carrying rights to acquire SPAC Shares);

(ii)	rights, options or warrants other than those referred to in Section 12(1)(b) above;

(iii)	evidence of indebtedness of SPAC; or

(iv)	assets of SPAC,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SPAC in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(2)	Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)	subdivide, redivide or change the then outstanding SPAC Shares into a greater number of SPAC Shares;

(b)	reduce, combine, consolidate or change the then outstanding SPAC Shares into a lesser number of SPAC Shares; or

(c)	reclassify or otherwise change the SPAC Shares or effect an amalgamation, merger, reorganization or other transaction affecting the SPAC Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least 7 days prior written notice is given to the holders of Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions.

(3)	Notwithstanding the foregoing provisions of this Section 12, in the event of a SPAC Control Transaction:

(a)	in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Shares are acquired by one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1(1) of these share provisions; and

(c)	in which all or substantially all of the then outstanding SPAC Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC, then all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these share provisions had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required,

13.	Actions by ExchangeCo under Support Agreement

(1)	ExchangeCo will take all such actions and do all such things as may be necessary to perform and comply with and to ensure performance and compliance by SPAC, Callco and ExchangeCo with all provisions of the Support Agreement applicable to SPAC, Callco and ExchangeCo, respectively, in accordance with the terms thereof, including taking all such actions and doing all such things as may be necessary to enforce for the direct benefit of ExchangeCo all rights and benefits in favour of ExchangeCo under or pursuant to such agreement.

(2)	ExchangeCo shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions, other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement provided that the board of directors of each of ExchangeCo, Callco and SPAC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares thereunder;

(b)	making such amendments or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of ExchangeCo, Callco and SPAC, it may be expedient to make, provided that the boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to ExchangeCo, Callco and SPAC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of ExchangeCo, Callco and SPAC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

14.	Legend; Call Rights; Withholding Rights

(1)	The certificates evidencing the Exchangeable Shares shall, in addition to legends prescribed by applicable corporate and securities laws, contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right.

(2)	Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco as herein provided.

(3)	ExchangeCo, Callco, SPAC and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as ExchangeCo, Callco, SPAC or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, ExchangeCo, Callco, SPAC and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to such holder as is necessary to provide sufficient funds to ExchangeCo, Callco, SPAC or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement, and ExchangeCo, Callco, SPAC or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

(4)	Notwithstanding any other provisions hereof, in the event that a Selling Shareholder is entitled to receive SPAC Shares pursuant to Section 5, 6 or 7 hereof, such SPAC Shares may be delivered in certificated form or by way of written evidence of book entry issuance in uncertificated form (which SPAC Shares shall be fully paid and which on issue will not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares are deliverable such shares are Marketable Securities and the Transfer Agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, SPAC, ExchangeCo or Callco, as the case may be, shall request that the Transfer Agent, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled to pursuant to the terms hereof to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC).

15.	Redemption of SPAC Class C Common Stock

In the event that a holder of Exchangeable Shares receives SPAC Shares in exchange or as payment for Exchangeable Shares pursuant to these share provisions, it shall result in automatic redemption, for nominal value, of an equivalent number of shares of SPAC Class C Common Stock held by such holder of Exchangeable Shares. For the avoidance of doubt, for each SPAC Share received by such holder in exchange or as payment for any Exchangeable Shares pursuant to these share provisions, one share of SPAC Class C Common Stock held by such holder shall be automatically redeemed by SPAC without any further action on the part of such holder.

16.	Restrictions on Transfer of Exchangeable Shares

A holder shall not Transfer any Exchangeable Shares unless such Transfer is made to: (a) SPAC or its affiliates; (b) approved by the Board of Directors of ExchangeCo; (c) to a Permitted Transferee; (d) in connection with any pledge or other encumbrance pursuant to a bona fide financing transaction entered into by the holder or its affiliates, or (e) the Transfer of any such shares under clause (d) resulting from the foreclosure thereon, and provided further that in each instance of a Transfer pursuant to any of the foregoing clauses, the holder concurrently Transfers an equal number of SPAC Class C Common Stock held by such holder to the transferee.

17.	Notices

(1)	Any notice, request or other communication to be given to ExchangeCo by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by electronic transmission or by delivery to the registered office of ExchangeCo and addressed to the attention of the Secretary of ExchangeCo. Any such notice, request or other communication, if given by mail, electronic transmission or delivery, shall only be deemed to have been given and received upon actual receipt thereof by ExchangeCo.

(2)	Any presentation and surrender by a holder of Exchangeable Shares to ExchangeCo or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of ExchangeCo or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of ExchangeCo or to such office of the Transfer Agent as may be specified by ExchangeCo, in each case addressed to the attention of the Secretary of ExchangeCo. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by ExchangeCo or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(3)	Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of ExchangeCo shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of ExchangeCo or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third business day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by ExchangeCo pursuant thereto.

(4)	In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, ExchangeCo shall make reasonable efforts to disseminate any notice by other means, such as email.

Notwithstanding any other provisions of these share provisions, notices, other communications and deliveries need not be mailed if ExchangeCo determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as ExchangeCo has determined that delivery by mail will no longer be delayed. ExchangeCo will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 17(4). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

18.	Disclosure of Interests in Exchangeable Shares

ExchangeCo shall be entitled to require any holder of an Exchangeable Share or any person who ExchangeCo knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to who has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “equity shares” of ExchangeCo) under section 5.2 of National Instrument 62-104 — Take-Over Bids and Issuer Bids or as would be required under the constating documents of SPAC or any laws or regulations, or pursuant to the rules or regulations of any regulatory Agency, if the Exchangeable Shares were SPAC Shares.

SCHEDULE “A” TO APPENDIX I
RETRACTION REQUEST

[TO BE PROVIDED TO HOLDERS OF EXCHANGEABLE SHARES]

To: 1000045728 Ontario Inc. (“ExchangeCo”), 1000045707 Ontario Inc. (“Callco”) and CF Acquisition Corp. VI (“SPAC”)

This notice is given pursuant to Section 6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of ExchangeCo represented by this certificate (or evidence of book-entry ownership) and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies ExchangeCo that, subject to the Retraction Call Right referred to below, the undersigned desires to have ExchangeCo redeem in accordance with Section 6 of the Share Provisions:

☐	all share(s) represented by this certificate (or evidence of book-entry ownership); or

☐	______________share(s) only represented by this certificate (or evidence of book-entry ownership).

The undersigned hereby notifies ExchangeCo that the Retraction Date shall be                                  .

NOTE: The Retraction Date must be a business day and must not be as soon as practicable and not more than 7 business days after the date upon which this notice is received by ExchangeCo, If no such business day is specified above, the Retraction Date shall be deemed to be the 7th business day after the date on which this notice is received by ExchangeCo.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6(3) of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to ExchangeCo at any time before the close of business on the business day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, ExchangeCo is unable to redeem all Retracted Shares, and provided that Callco has not exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Support Agreement so as to require SPAC to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned:

(select one)	☐	is	OR	☐	is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned is not a person within the United States of America, its territories or possessions or any state thereof, or the District of Columbia (collectively, the “United States”) or a U.S. person (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and is not making this Retraction Request for the account or benefit of a person within the United States or such a U.S. person.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned has good title to, and owns, the share(s) represented by this certificate (or evidence of book-entry ownership) to be acquired by Callco, SPAC or ExchangeCo, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

Please check box if the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates (or evidence of book-entry ownership) and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of ExchangeCo and the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE: If this Retraction Request is for less than all of the shares represented by this certificate (or evidence of book- entry ownership), a certificate (or evidence of book-entry ownership) representing the remaining share(s) of ExchangeCo represented by this certificate (or evidence of book-entry ownership) will be issued and registered in the name of the shareholder as it appears on the register of ExchangeCo, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).